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                                                                   EXHIBIT 10.31
                               [AVANT! LETTERHEAD]

                                December 3, 2001

Mr. Moriyuki Chimura
c/o Avant! Corporation
46871 Bayside Parkway
Fremont, CA 94538

               Re: Pre-payment of compensation

Dear Mr. Chimura:

        This letter agreement is being entered into as of December 31, 2001, in connection with the execution of the Agreement and Plan of Merger, dated as of December 3, 2001 (the "Agreement"), by and among Synopsys, Inc., a Delaware corporation ("Parent"), Maple Forest Acquisition L.L.C., a Delaware limited liability company and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Avant! Corporation, a Delaware corporation ("the Company"), and is subject to the terms and conditions set forth in the Agreement. Capitalized terms, which are used but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

        The purpose of this letter agreement is to confirm our mutual understandings and agreements with regard to the Severance Agreement between the Company and Moriyuki Chimura ("the Executive"), dated as of December 8, 1998 (the "Severance Agreement"), as it relates to the Executive, and as modified herein.

        The Company agrees to pay on December 31, 2001 (the "Payment Date"), and the Executive agrees to accept payment of, the amounts described under the heading "Total Accelerated Payments" on the schedule attached hereto as Exhibit 1 (the "Total Accelerated Payments").

        The Executive agrees, on his own behalf and on behalf of his heirs, assigns, executors, administrators and legal representatives, that upon the Executive's receipt of such payments, the total amounts payable (or that will become payable) under the Severance Agreement will be reduced by the Total Accelerated Payments. The Company and the Executive agree that the receipt by the Executive of the Total Accelerated Payments shall be without prejudice to any other provision of the Severance Agreement, including, without limitation, rights to payments due to the Executive (other than the Total Accelerated Payments), and rights to continued employee benefits.

        In the event that the Merger is not consummated pursuant to the Agreement after payment of the Total Accelerated Payments, the Executive shall, within five days following termination of the Agreement (for any reason), promptly reimburse the Company for the Total Accelerated Payments, together with interest at the short-term applicable federal rate under section 1274 of the Internal Revenue Code, calculated from the date due through the date of payment.

        In the event the Company becomes liable for any Taxes (including, without limitation, any interest or penalties imposed with respect to such Taxes) as a result of the payments made by the Executive to the Company pursuant to the preceding paragraph (any such liability being referred to herein as a "Company


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Tax Liability"), the Executive shall pay to the Company such additional amounts as may be necessary to make the Company whole on an after-tax basis (taking into account any deductions actually utilized by the Company as a result of making the Total Payment(s) as if such Company Tax Liability had never been incurred (after taking into account any additional liability for Taxes imposed on the Company as a result of any of the payments made by the Executive pursuant to this sentence).

        In the event that the Executive becomes liable for any Taxes (including, without limitation, any interest or penalties imposed with respect to such Taxes) as a result of the Total Payments being paid hereunder that would not have been payable had such payments been made immediately after the consummation of the Merger (an "Executive Tax Liability"), the Company shall indemnify the Executive on an after-tax basis from and against any such Executive Tax Liability.

        Except as expressly set forth herein, this letter agreement shall not be deemed as to affect or modify a provision of the Severance Agreement. This letter agreement may not be amended or terminated without the prior written consent of the Company and the Executive. This letter agreement may be executed in any number of counterparts, which together shall constitute but one agreement. This letter agreement may not be assigned by any party hereto and shall be binding on and inure to the benefit of their respective successors and, in the case of the Executive, heirs and other legal representatives.

        Pursuant to section 5.1 of the Merger Agreement, by its execution below, Parent consents to the terms and conditions of this letter agreement.

        Each of the Company and the Executive has caused this letter agreement to be duly executed as of the date first above written.

                                   The Company

                                   By: /s/ Howard Ko
                                       --------------------------------
                                       Name: Howard Ko
                                       Title: Executive Operating Officer


Acknowledged and Agreed To:

The Executive

/s/ Moriyuki Chimura
---------------------------------
Moriyuki Chimura

Consented To:

Parent

By: /s/ Steven K. Shevick
       --------------------------------
Name:
Title:


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Exhibit 1

                           Total Accelerated Payments

                       Payment in the amount of $[750,000]